STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

DENISE
GKL

NV

Job:C20101201-2075
December 1, 2010

Special Handling Instructions:
12-01-10 FSC/STOCK SPLIT/EXP/EMAIL/ALF

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Stock Split	20100897994-39	12/1/2010 12:06:40 PM	1	$175.00	$175.00
24 Hour Expedite	20100897994-39	12/1/2010 12:06:40 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Check	Check #13170	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

DENISE
GKL

NV

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20100897994-39
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/01/2010 12:06 PM
	Entity Number E0382312008-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

ARTEPHARM GLOBAL CORP.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

500,000,000 common shares with a par value of $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

20,000,000 common shares with a par value of $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The company will issue one (1) share for every twenty-five (25) shares of the common stock issued and outstanding after the effective date of the reverse split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

In the event that any fractional common shares result from the reverse stock split, fractional shares will not be issued. Instead, any fractional shares resulting from the reverse stock split will be rounded down to the nearest whole share. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares that would result in any fractional shares when divided by the exchange ratio of twenty-five (25) old shares per one (1) new share would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of stock, to which the stockholder would otherwise be entitled, multiplied by the closing trading price of the Company's stock on the trading day immediately before the Effective Date of January 6, 2011.

7. Effective date of filing: (optional) January 6, 2011

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

President

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.